Exhibit 99.1

Whole Foods Market Closes Acquisition of Wild Oats Markets,

Secures $700 Million Senior Term Loan to Fund Merger and

Signs New Five-Year $250 Million Revolver

(Austin, TX and Boulder, CO, August 28, 2007) – Whole Foods Market, Inc. (NASDAQ:  WFMI) and Wild Oats Markets, Inc. (NASDAQ:  OATS) announced today that Whole Foods Market has purchased 84.1% of Wild Oats Markets’ outstanding common stock in a cash tender offer of $18.50 per share, and will purchase as delivered over the next three business days approximately 12.7% of the outstanding shares of Wild Oats Markets common stock, represented by the shares subject to guaranteed delivery. Whole Foods Market will acquire all of the remaining outstanding shares of Wild Oats Markets common stock pursuant to the short-form merger procedure available under Delaware law.  Whole Foods Market has also assumed existing debt, net of cash, totaling approximately $137 million.  Whole Foods Market has entered into a five-year $700 million senior term loan agreement to fund the transaction, and has signed a new five-year $250 million revolving credit agreement, which will replace its existing $200 million revolver.

“While closing this merger has taken longer than we anticipated, we are very excited to now begin the integration process.  We have found it generally takes up to two years to transition to our decentralized operations and implement our incentive programs.  We expect this acquisition to be similar and that over time we will recognize significant synergies through G&A cost reductions, greater purchasing power, increased utilization of our facilities and new team member talent,” said John Mackey, Chairman, CEO, and co-founder of Whole Foods Market.  “We have always benefited from learning from our past acquisitions and believe this merger will result in a company that is much stronger and better positioned for the future.”

With annual sales of approximately $1.2 billion, Wild Oats Markets is one of the leading natural and organic foods retailers in North America with 109 stores in 23 states and British Columbia, Canada operating under four banners:  Wild Oats Marketplace (nationwide), Henry’s Farmers Market (Southern California), Sun Harvest (Texas), and Capers Community Market (British Columbia).

Whole Foods Market previously announced it will sell all 35 Henry’s and Sun Harvest stores and a Riverside, CA distribution center to a wholly owned subsidiary of Smart & Final Inc., a Los Angeles-based food retailer.   The transaction is expected to close by late September.

“Wild Oats Markets and Whole Foods Market have both had a large and positive impact on the natural and organic foods movement throughout the United States, leading the industry to nationwide acceptance and helping it become one of the fastest growing segments in food retailing today,” said Mr. Mackey.  “Our companies have similar missions and core values, and we believe this merger will create long-term value for our customers, vendors and shareholders as well as exciting opportunities for our new and existing team members.”

All of Whole Foods Market’s 11 operating regions will gain stores, with three of its smallest regions gaining critical mass, and Whole Foods Market will gain immediate entry into a significant number of new markets.  Whole Foods Market will evaluate each store to see how it fits into its overall brand and real estate strategy.  Wild Oats Markets has been rationalizing its store base over the last several years to shed underperforming stores, but some additional store closures are expected as well as the relocation of some stores that overlap with stores Whole Foods Market currently has in development.  Whole Foods Market expects to make significant investments in upgrading and improving stores before eventually re-branding them as Whole Foods Market stores.

“We are pleased with the successful outcome of this merger and look forward to working with Whole Foods to make this a smooth transition,” said Gregory Mays, Chairman and CEO of Wild Oats Markets.

Approximately $3.8 million in direct acquisition-related costs had been incurred by Whole Foods Market through July 1, 2007.  These costs, along with any additional acquisition-related costs incurred since that time, will be capitalized as part of goodwill.

For further information, please contact:

Whole Foods Market

Investor Contact – Cindy McCann, 512.542.0204

Media Contact – Kate Lowery, 512.542.0390

Wild Oats Markets

Investor and Media Contact – Sonja Tuitele, 303.396.6984

About Whole Foods Market:

Founded in 1980 in Austin, Texas, Whole Foods Market(R) is a Fortune 500 company and one of the leading retailers of natural and organic foods. The Company had sales of $5.6 billion in fiscal year 2006 and currently has 307 stores in the United States, Canada and the United Kingdom. The Company has signed an agreement to sell 35 of these stores in a transaction expected to close by late September.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward looking statements. These risks include but are not limited to general business conditions, the timely development and opening of new stores, the impact of competition, and other risks detailed from time to time in the Company’s SEC reports, including the reports on Form 10-K for the fiscal year ended September 24, 2006. Whole Foods Market undertakes no obligation to update forward-looking statements.